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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We have issued our report dated September 1, 2004, accompanying the financial statements of First Federal Savings and Loan Association of Hazard as contained in Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 and Form MHC-2 of Kentucky First Federal Bancorp and the Form MHC-1 of First Federal Savings and Loan Association of Hazard to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about December 23, 2004. We consent to the use of the aforementioned report in the referenced Registration Statement and Forms MHC-1 and MHC-2 and to the use of our name as it appears under the caption "Experts".


/s/ Grant Thornton LLP


Cincinnati, Ohio
December 22, 2004